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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No. )

					    PSINet Inc.
					  (Name of Issuer)

						Common Stock
				(Title of Class of Securities)

						 74437C101
					    (CUSIP Number)

						June 15, 2000
	(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
					/___/	Rule 13d-1(b)
					/_X_/	Rule 13d-1(c)
					/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of
information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 11

CUSIP No. 74437C101

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	West Highland Capital, Inc.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH				1,229,999
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						1,229,999
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	1,229,999
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.7%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	CO and IA
----------------------------------------------------------------
					Page 2 of 11

CUSIP No. 74437C101

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Estero Partners, LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH				1,161,128
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						1,161,128
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	1,161,128
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.6%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	OO
----------------------------------------------------------------
					Page 3 of 11


CUSIP No. 74437C101

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Lang H. Gerhard
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH				1,229,999
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						1,229,999
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	1,229,999
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.7%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------
					Page 4 of 11

CUSIP No. 74437C101

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	West Highland Partners, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH				942,193
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						942,193
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	942,193
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.5%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------
					Page 5 of 11

CUSIP No. 74437C101

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Buttonwood Partners, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH				218,935
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						218,935
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
	218,935
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.1%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------
					Page 6 of 11

CUSIP No. 74437C101				13G

ITEM 1.

     (a) The name of the issuer is PSINet Inc. ("PSIX"). This statement relates to shares of Common Stock of PSIX into which the Filers' shares of Common Stock of Metamor Worldwide, Inc. ("MMWW") were converted upon the merger of MMWW with a subsidiary of PSIX on June 15, 2000. The Filers filed a statement on Schedule 13G with respect to their shares of Common Stock of MMWW on April 19, 2000.

     (b) The principal executive office of PSIX is located at 44983 Knoll Square, Ashburn, VA 20147.


ITEM 2.

     (a) The names of the persons filing this statement are West Highland Capital, Inc. ("WHC"), Lang H. Gerhard
("Gerhard"), Estero Partners, LLC ("LLC"), West Highland
Partners, L.P. ("WHP") and Buttonwood Partners, L.P. ("BP")
(collectively, the "Filers").

     (b) The principal business office of the Filers is located at 300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904.

     (c) WHC is a California corporation, LLC is a California limited liability company, WHP and BP are California limited partnerships and Gerhard is a United States citizen.

     (d) This statement relates to shares of Common Stock of PSIX (the "Stock").

     (e)  The CUSIP number of the Stock is 74437C101.

					Page 7 of 11

CUSIP No. 74437C101				13G

ITEM 3.  If this statement is filed pursuant to rule 240.13d-
1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of
the Act (15 U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

	(c)	___	Insurance company as defined in section 3(a)(19)
of the Act (15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of
the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	___	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

	(f)	___	An employee benefit plan or endowment fund in
accordance with 240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in
accordance with 240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b)
of the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the
definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with section 240.13d-
1(b)(1)(ii)(J)


					Page 8 of 11

CUSIP No. 74437C101				13G

ITEM 4.  OWNERSHIP.

See Items 5-9 and 11 of the cover sheet for each Filer.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /XX/.

ITEM. 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON

WHC is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Gerhard is the sole shareholder of WHC and the Manager of LLC. WHC, LLC and Gerhard are the general partners of WHP and BP, which are investment limited partnerships. No single client of WHC holds more than five percent of the Stock.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP

See Item 2(a) of this Schedule.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
					Page 9 of 11

CUSIP No. 74437C101				13G


SIGNATURES

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:	June 27, 2000

LANG H. GERHARD              			WEST HIGHLAND PARTNERS,
								L.P.
By:  West Highland Capital, Inc.		By:  West Highland
	Attorney-in-Fact					Capital, Inc.
									Attorney-in-Fact

	By: /s/ Bonnie George			By:	/s/ Bonnie George
		Bonnie George					Bonnie George,
		Chief Operating Officer			Chief Operating
									Officer

WEST HIGHLAND CAPITAL, INC.			BUTTONWOOD PARTNERS,
								L.P.

By:	  /s/ Bonnie George		 		By:  West Highland
	Bonnie George						Capital, Inc.
	Chief Operating Officer				Attorney-in-Fact

ESTERO PARTNERS, LLC				By:	/s/ Bonnie George
By:  West Highland Capital, Inc			Bonnie George
	Attorney-in-Fact					Chief Operating
									Officer
By:    /s/ Bonnie George
	Bonnie George
	Chief Operating Officer

						Page 10 of 11

SCHEDULE 13G

CUSIP No. 74437C101

											EXHIBIT A

			AGREEMENT REGARDING JOINT FILING
			OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on
Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of Intermedia Communications, Inc. and any other issuer, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G. For that purpose, the undersigned hereby constitute and appoint West Highland Capital, Inc., a California corporation, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G.
DATED:	May 15, 1998

/s/ Lang H. Gerhard				WEST HIGHLAND PARTNERS, L.P.
Lang H. Gerhard
							By:  /s/ Lang H. Gerhard
							Lang H. Gerhard,
WEST HIGHLAND CAPITAL, INC.			General Partner

By:	  /s/ Bonnie George
	Bonnie George, Chief		BUTTONWOOD PARTNERS, L.P.
	Operating Officer
							By:  /s/ Lang H. Gerhard
ESTERO PARTNERS, LLC				Lang H. Gerhard,
								General Partner
By:	  /s/ Lang H. Gerhard			Lang H. Gerhard,
	Manager
					Page 11 of 11
CSR\2463\041\1105416.01